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                                    October 25, 1996


Bancorp Hawaii, Inc.
130 Merchant Street
Honolulu, Hawaii 96813
    Gentlemen:

         Bancorp Hawaii, Inc. (the "Company") has filed a Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") covering Deferred Compensation Obligations and shares of common stock of the Company to be issued pursuant to the Bancorp Hawaii, Inc. Directors' Deferred Compensation Plan.

         We have examined a copy of said Registration Statement. We have also examined the Restated Articles of Incorporation of the Company and such corporate records of the Company and other documents as we deem pertinent as a basis for the opinions hereinafter expressed.

         Based on the foregoing, we are of the opinion that:

         1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Hawaii.

         2. The Deferred Compensation Obligations, when issued by the Company in the manner provided in the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditor's rights, and (ii) to general principles of equity, whether such enforcement is considered in a proceeding at equity or at law.

         3. Shares of common stock of the Company when issued pursuant to and in accordance with the Bancorp Hawaii, Inc. Directors' Deferred Compensation Plan will be legally issued, fully paid, and non-assessable.

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         We hereby consent to the filing of this opinion as an Exhibit to said
Registration Statement.


                                  Very truly yours,

                                  CARLSMITH BALL WICHMAN
                                    CASE & ICHIKI


                                  By /s/ William E. Atwater
                                     --------------------------------
                                     Its Partner




                                      Exhibit(5)